EXHIBIT 11.1


                                  ACCOM, INC.

                 STATEMENT RE COMPUTATION OF NET LOSS PER SHARE

                        (In thousands, except share data)

                                                                                           Three months ended
                                                                                       December 28,    September 30,
                                                                                           1996             1996
                                                                                      --------------- -----------------
Primary and fully diluted:

     Net Income                                                                           $(4,497)           $141
                                                                                        ============= ==============


Shares used in Computation of Net Income Per Share (1)
 Weighted average shares of common stock outstanding                                     6,560,917      6,404,197
     Net effect of dilutive stock options                                                                 498,373
     Preferred Stock
                                                                                        ------------ ---------------
 Shares used in net income per share computation                                         6,560,917      6,902,570
                                                                                        ============= ==============

Net income (loss) per share                                                                 $(0.69)         $0.02
                                                                                        ============= ==============

(1) Conversion equivalent shares from stock options and convertible preferred stock are excluded from the computations as their effect is anti-dilutive.

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